Exhibit 23.3

CONSENT OF TETRA TECH

We hereby consent to the references to our name and to the incorporation by reference of any mineral resource and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”) (including the Velardeña Project Technical Report Summary), which is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, in this Registration Statement on Form S-3 (the “Registration Statement”) or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Date: June 21, 2024

Tetra Tech

/s/ Dante Ramirez Rodriguez, Ph.D.
Name of Qualified Person